Exhibit 10.5

ASSET PURCHASE AGREEMENT

This is an Asset Purchase Agreement (this “Agreement”) made as of December 17, 2009, by and between Bumble Bee Foods, LLC, a Delaware limited liability company (“Seller”), and Connors Bros., L.P., a Delaware limited partnership (“Buyer”).

BACKGROUND

A. Seller is the holder of that certain Promissory Note, dated as of November 16, 2009, issued by AFT Holdings, Inc., a Louisiana corporation (“AFT”), in favor of Seller in the original principal amount of $600,000 (the “Note”).

B. Seller desires to sell, assign and transfer the Note, and Buyer desires to purchase the Note, all on the terms and conditions described herein.

NOW, THEREFORE, in consideration of the mutual terms and conditions herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Terms

1. Purchased Asset. In consideration for the Purchase Price (as defined below), Seller agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept, the Note, free and clear of any and all liens, security interests and other encumbrances, on the Closing Date (as defined below).

2. Purchase Price. The aggregate purchase price to be paid by Buyer for the Note to be purchased hereunder shall be $600,000 (the “Purchase Price”), which Buyer shall pay, or cause to be paid on its behalf, to Seller on the Closing Date by certified check or by wire transfer of immediately available funds or such other method as is mutually agreed.

3. Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Note contemplated by this Agreement (the “Closing”) shall take place on the date of this Agreement or at such other time as Buyer and Seller may agree (the “Closing Date”).

(b) At the Closing, Buyer shall deliver to Seller the Purchase Price and Seller shall deliver to Buyer, free and clear of any and all liens, security interests and other encumbrances, the Note, accompanied by a note assignment duly executed in blank.

4. Representations and Warranties.

(a) Buyer hereby represents and warrants to Seller as follows:

(i) Buyer has full legal right, power and authority to perform Buyer’s obligations hereunder without the need for the consent of any other person. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution of this Agreement by Seller, this Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

(ii) The Note is being acquired by Buyer for investment purposes only, for its own account and not with a view to any distribution thereof that would violate the federal or applicable state securities laws; and Buyer will not distribute the Note in violation of federal or applicable state securities law.

(iii) Buyer understands that the Note has not been registered under federal or applicable state securities laws, and must be held indefinitely unless subsequently registered under federal or applicable state securities laws or unless an exemption from such registration becomes or is available.

(b) Seller represents and warrants to Buyer as follows:

(i) Seller owns the Note, free and clear of any and all liens, security interests or other encumbrances. Seller has the full legal right, power and authority to transfer the Note and to enter into this Agreement and to perform its obligations hereunder without the need for consent of any other person. This Agreement has been duly executed and delivered by Seller and, assuming the due execution of this Agreement by Buyer, this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

(ii) There have been no distributions with respect to the Note from AFT since the issuance of the Note to Seller.

5. Further Assurances. The parties agree that at any time on or after the date hereof, each will execute and deliver such further instruments of transfer and conveyance and take such other action as reasonably may be requested by the other party to effectively sell, assign and transfer the Note from Seller to Buyer.

6. Costs, Expenses and Taxes. Seller will pay all expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all transfer taxes, if any.

7. Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such jurisdiction by citizens of such jurisdiction.

9. Amendments. This Agreement may be amended only by a written instrument executed by Buyer and Seller.

10. Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

BUMBLE BEE FOODS, LLC

By:	/s/ Kent McNeil
	Name:	Kent McNeil
	Title:	Executive Vice President and Chief Financial Officer

CONNORS BROS., L.P.

By: CP V CB GP, LLC, its General Partner

By:	/s/ John Stiker
	Name:	John Stiker
	Title:	Vice President